Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 7 to the Registration Statement on Form S-1 of Restoration Hardware Holdings, Inc. of our report dated April 26, 2012, except for the change in the presentation of comprehensive income discussed in Note 4, as to which the date is June 25, 2012, and except for the effects of the change in the accounting principle relating to recognition of stock-based compensation expense discussed in Note 3, as to which the date is October 10, 2012, relating to the financial statements of Restoration Hardware, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

October 18, 2012